Exhibit 10.22

THIRD AMENDMENT OF

LEASE AGREEMENT

This Third Amendment of Lease Agreement (this “Amendment”) is made as of the 15th day of November, 2011, by and between B-LINE Holdings, L.C., a Utah limited liability company (the “Landlord”), and Medallion Bank, a Utah Industrial Bank (the “Tenant”).

WHEREAS, by an Agreement of Lease dated July 3, 2002, Landlord has leased the space known as Suite 510 in the building located at 1100 East 6600 South, Salt Lake City, Utah (the “Building”) to Tenant;

WHEREAS, by an Amendment of Lease Agreement dated October 29, 2004, Tenant has leased an additional office in the Building;

WHEREAS, pursuant to the Second Amendment of the Lease Agreement dated January 9, 2007, the parties amended its prior lease agreement so that it also has leased Suite 515 in the Building;

WHEREAS, all of the above agreements by and between the Tenant and Landlord are herein referred to as the “Lease;” and

WHEREAS, the parties desire to again amend and extend the Lease pursuant to the following provisions,

NOW, THEREFORE, for and in consideration of the mutual entry into this Amendment, the parties hereto do hereby amend and extend the Lease as follows. Except as set forth in Section 5 below, it is the parties’ intent that the Lease remains without amendment through November 30, 2012 and then be amended and extended as hereinafter provided.

1.    Premises. The Premises remain the same, Suites 510 and 515, consisting of approximately 6,048 rental square feet (“RSF”) (collectively the “Premises”).

2.    Term. The extended Term of the Lease, for the amendments herein contained, shall commence on December 1, 2012 and continue for sixty (60) months to November 30, 2017.

3.    Early Termination Option. Provided, however, Tenant shall have the option to terminate the Lease early as of November 30, 2015 or November 30, 2016 provided that: (1) Tenant is not in default, beyond any applicable notice or cure periods, under the Lease at the time of exercise and as of said early termination date; (2) Tenant gives Landlord at least one hundred and twenty (120) days prior written notice of such early termination; and (3) at the time of giving such early termination notice, Tenant pays a fee (the “Early Termination Fee”). The Early Termination Fee shall be equal to the sum of and the unamortized Tenant Improvement Allowance and leasing commissions provided for herein, each calculated on a straight-line basis over the sixty (60) month term of this Lease extension.

4.    Base Rent. The Tenant’s “Base Rent” for the Premises shall be:

Term	Base Rental Rate	Annual Base Rent	Monthly Installment
10/1/11 to 11/30/11	$21.31 per RSF/yr.*	N/A	$10,740.51
12/1/11 to 11/30/12	$21.95 per RSF/yr*	$132,753.60	$11,062.80
12/1/12 to 11/30/13	$18.50 per RSF/yr	$111,888.00	$9,324.00
12/1/13 to 11/30/14	$19.06 per RSF/yr	$115,274.88	$9,606.24
12/1/14 to 11/30/15	$19.63 per RSF/yr	$118,722.24	$9,893.52
12/1/15 to 11/30/16	$20.22 per RSF/yr	$122,290.56	$10,190.88
12/1/16 to 11/30/17	$20.83 per RSF/yr	$125,979.84	$10,498.32

*	No change from current Lease

5.    Free Rent. Tenant shall not be required to pay the Base Rent for the months of October, November and December, 2012.

6.    Base Year. “Base Year” for the Premises shall be 2013 beginning December 1, 2012. For purposes of determining the allocation of Additional Rent, as such term is defined in the Lease, the annual increase due to operating expenses that are under the control of the Landlord shall be limited to four percent (4%) of the controllable operating expenses for the immediate prior calendar year. In addition, operating expenses related to the Building shall be allocated to Tenant based upon no less than a ninety-five percent (95%) occupancy of the Building.

7.    Security Deposit. No security deposit has or will be paid.

8.    Tenant Improvement Allowance. Tenant shall have a Tenant Improvement Allowance equal to $10.00 per RSF ($60,480.00). Tenant shall give Landlord notice of all proposed tenant improvements and such improvements shall be constructed in accordance with the Lease. Landlord shall be paid a construction management fee of five percent (5%) on any such construction. At Tenant’s election, any Tenant Improvement Allowance which remains after the completion of such tenant improvements may be applied towards the payment of furniture, fixtures and equipment costs or Base Rent or Additional Rent by Tenant giving Landlord thirty (30) days written notice of such election.

9.    Expansion Option. Subject to the existing expansion rights previously granted by Landlord to another tenant of the Building, Travelers/St. Paul, throughout the Initial Term of the Lease and any extensions thereof, Tenant shall have an on-going right of first refusal to lease any space located on the fifth floor of the Building that becomes available. Upon receipt of a bona fide proposal that Landlord is prepared to accept, Landlord shall provide a copy of said offer to Tenant. Tenant shall then have ten (10) business days to either accept the same square footage as outlined in the proposal or waive its right in that instance. Should Tenant elect to lease the space, the same terms and conditions as contained in Tenant’s existing Lease shall apply for the expansion space, including, but not limited to Base Rent, lease expiration, a prorated Tenant Improvement Allowance based upon RSF, and a prorated amount of free rent based upon the length of the Expansion term compared to the Term. Base Rent shall commence upon completion of Tenant Improvements, subject to any amortized free rent. Should Tenant decline to lease the space, such action shall have no effect on Tenant’s future rights under this provision and Landlord shall be free to lease the space to any other tenant(s). This provision is subject to Tenant not then being in default of the Lease, after giving effect to any applicable grace and cure periods.

10.    Option to Renew. Provided Tenant is not then in default of any terms and conditions of the Lease, Tenant shall have two (2) consecutive renewal options to extend the Term as to part (at least 75% of the Premises) or all of the Premises and any expansion space added to the Premises for an additional five (5) years each. If less than all of the Premises are to be leased, then that portion of the Premises which is not being leased by Tenant must be in such configuration that it can reasonably be leased by the Landlord. The Base Rent for the first year of each of the extended Terms shall be the lesser of: (1) the Base Rent as of the last day preceding the renewal Term or (2) ninety percent (90%) of the Fair Market Rate (“Market Rate”). The Base Rent for each subsequent year of each renewal Term shall increase by three percent (3%) on each December 1.

Fair Market Rate (“Market Rate”) shall be defined as the then fair market full service gross rental value of the Premises as of the date of commencement of the renewal term, determined in accordance with the provisions set forth below. The Market Rate of the Premises shall mean the full service gross rental that would be agreed to by a landlord and a new tenant, each of whom is willing, but neither of whom is compelled, to enter into the lease transaction. The Market Rate shall be determined on the basis of the assumption that the operating expense base year shall be updated to the first full calendar year under the renewal. The Market Rate shall not take into account any existing tenant improvements or any special uses or rights afforded to the Tenant under the Lease in connection with the Premises, but shall take into account the following factors:

i.

Rental for comparable premises in comparable existing buildings (taking into consideration, but not limited to, use, location and/or floor level within the Building and other comparable buildings located within a one and one half (1.5) mile radius of the Building, definition of net rentable area, quality, age and location of the applicable buildings);

ii.	The rentable area of the Premises being leased;

iii.	The length of the pertinent renewal term;

iv.

The extent to which the tenant improvement allowance, rent credit, moving allowance, space planning allowance, or similar inducements given to Tenant are less than that which would have been given to a comparable new tenant in a comparable building;

v.	The quality of credit worthiness of Tenant; and

vi.	The extent to which commissions are due or payable by Landlord as a result of Tenant’s exercising its option to renew this Lease.

If Landlord and Tenant are unable to agree upon the Market Rate within thirty (30) days after the date of Tenant’s notice of intent to renew, either party may elect, by written notice delivered to the other party, to determine the Market Rate by appraisal as follows. The determination of Market Rate shall be determined by three appraisers selected according to the provisions of the American Arbitration Association, each of whom shall be independent and shall not be or have been employed or engaged in any manner (employee, consultant or otherwise) by Landlord or Tenant (or their respective affiliates) at any time during the arbitration or during the immediately prior three (3) year period. The appraisers shall have the MAI designation and a minimum of ten (10) years’ experience in the Salt Lake City office market. Tenant’s renewal rate shall be determined by the appraisers no later than thirty (30) days after the date of initiation of the arbitration proceeding. Tenant shall have the right and option, within thirty (30) days after receipt of the written determination of Market Rate by the appraisal panel, to rescind its exercise of its renewal option by providing written notice to Landlord. The cost of arbitration shall be shared equally by Landlord and Tenant.

11.    Parking. Tenant shall have a right to use up to four and one half vehicles for each 1,000 RSF (27 vehicles). None of the spaces will be reserved.

12.    Access. Tenant shall have access to the Premises at all reasonable times. The Building hours are 7:00 a.m. to 6:00 p.m., Monday through Friday, excluding holidays.

13.    Signage. Tenant shall continue to have the same general signage as in place as of the date hereof.

14.    Brokers. Landlord shall pay its broker three percent (3%) of the Base Rent for five (5) years. Landlord’s broker has agreed to pay Tenant’s broker one-half of such commission. Both Tenant and Landlord acknowledge that Commerce Real Estate Solutions represents both the Tenant and Landlord in this transaction and that both parties agree to such dual representation. It is understood that Paul Skene (Agent) represents the Tenant and that Jon Cowley (Agent) represents the Landlord in the proposed Lease and that neither Agent shall disclose any confidential information to the other and that both Agents shall act as fiduciaries to the specific party they represent.

15.    Ratification. As amended herein, the parties hereby ratify the Lease and acknowledge that the Lease is in full force and effect.

(Signatures to follow)

LANDLORD:

B-Line Holdings, L.C., a Utah limited liability company

By:
Its:	Manager

TENANT:

Medallion Bank, a Utah Industrial Bank

By:
Its:	President/CEO

5